EXHIBIT B

                                                       <Southern Company Logo>



August 31, 1998



Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, Delaware  19904
Attention:  John R. Schimkaitis
            President and COO

Dear Mr. Schimkaitis:

        The Southern Company (the "Buyer") hereby offers, on the terms and subject to the conditions set forth in this letter, to purchase from Chesapeake Utilities Corporation (the "Seller") 218,464 shares of the common stock, par value $1.50 per share (the "Shares"), of Florida Public Utilities Company, a Florida corporation (the "Company"), at a price of $16.50 per Share.

        The obligation of the Buyer hereunder to purchase and pay for the Shares is subject to its receipt of the approval on acceptable terms of the Securities and Exchange Commission (the "SEC") under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), and authorization by its board of directors.

        The closing of the purchase of the Shares shall take place as soon as practicable after satisfaction of the conditions set forth above, upon not less than two business days' notice from the Buyer to the Seller. At the closing, the Seller will deliver a certificate or certificates for the Shares free and clear of any lien, charge or other interest or encumbrance of any nature, and the Buyer will pay the purchase price for the Shares by wire transfer of immediately available funds.

        The Buyer and the Seller each agree, for itself and its directors, officers, employees, affiliates, representatives and agents, not to disclose the existence of this letter or any terms, conditions or other facts with respect to the subject matter hereof, except as may be required by law (including, in the case of the Buyer, to obtain the approval of the SEC under the Holding Company
Act) or with the written consent of the other party.

Chesapeake Utilities Corporation
August 31, 1998
Page 2


        If you agree with the foregoing and wish to accept the offer set forth above, please sign both copies of this letter, retaining one copy for your files and returning one copy to the undersigned. If the offer set forth herein is not so accepted by 5:00 P.M. EDT on August 31, 1998, it will expire and be of no further force or effect.


Yours very truly,

SOUTHERN COMPANY


By:  /s/ W. L. Westbrook
     ------------------------------------
     Title:  Financial VP


Accepted and agreed to:

CHESAPEAKE UTILITIES CORPORATION


By:  /s/ John R. Schimkaitis
     ------------------------------------
     Title:  President